Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-108625) and Form S-8 (Nos. 333-40867, 333-52226, 333-38394, 333-34280, 333-79315, 333-102702, 333-102700) of Del Monte Foods Company of our report dated July 12, 2002, except for the information in Note 9 as to which the date is July 17, 2003, and Note 2, Note 3, Note 6, Note 13, Note 16 and Note 17 as to which the date is July 7, 2004 relating to the combined financial statements of Del Monte Foods Company and subsidiaries (formerly known as SKF Foods Inc.), which appears in the annual report on Form 10-K of Del Monte Foods Company for the year ended May 2, 2004, and to the reference to our firm under the heading “Selected Financial Data” included therein.

/s/    PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

July 9, 2004